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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ANDREW CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-2092797 (IRS Employer Identification No.)

10500 West 153rd Street
Orland Park, Illinois 60462
Telephone: (708) 349-3300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

Charles R. Nicholas
Vice Chairman and Chief Financial Officer
10500 West 153rd Street
Orland Park, Illinois 60462
Telephone: (708) 349-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dewey B. Crawford
Gardner, Carton & Douglas
321 North Clark Street, Suite 3400
Chicago, Illinois 60610

Approximate date of commencement of proposed sale to the public:
At such time or times after the effective date of this registration statement as the selling stockholders shall determine.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, par value $0.01 per share	16,278,805	$8.12	$132,183,897	$12,161

(1)
Includes associated common stock purchase rights to purchase one share of Andrew Corporation common stock that will not be exercisable or evidenced separately from the common stock prior to the occurrence of certain events.
(2)
Together with an indeterminable number of additional securities in order to adjust the number of securities registered hereby as the result of a stock split, stock dividend or similar transaction affecting the common stock pursuant to 17 C.F.R. §230.416.
(3)
Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(c) based on the average of the high and low prices of Andrew Corporation common stock as reported by the NASDAQ National Market on August 14, 2002.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion
Dated August 19, 2002

Prospectus

Andrew Corporation
16,278,805 Shares of Common Stock

        This Prospectus relates to 16,278,805 shares of common stock of Andrew Corporation that may be offered from time to time by certain of our stockholders. We will not receive any of the proceeds from the sale of the common stock. We will bear the costs relating to the registration of the common stock estimated to be approximately $60,000.

        Our common stock is traded on the NASDAQ National Market under the symbol "ANDW." On August 14, 2002, the reported last sale price of our common stock on the NASDAQ was $8.20 per share.

        See "Risk Factors" beginning on page 4 to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is August    , 2002.

About This Prospectus

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC's shelf registration rules. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders identified in this prospectus or any prospectus supplement may sell from time to time, in one or more offerings, up to 16,278,805 shares of common stock. A prospectus supplement may add, update or change information contained in this prospectus. Market information in the incorporated documents is based generally on company estimates and not third party sources. You should read this prospectus, any applicable prospectus supplement and the additional information described below under "Where You Can Find More Information" before making an investment decision.

Where You Can Find More Information

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov.

        We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

        The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference.

        We incorporate by reference the documents listed below:

  1.
  Our annual report on Form 10-K for the fiscal year ended September 30, 2001;

  2.
  Our quarterly reports on Form 10-Q for the fiscal quarters ended December 31, 2001, March 31, 2002 and June 30, 2002;

  3.
  Our current reports on Form 8-K filed on February 20, 2002, and June 19, 2002 (as amended on August 6, 2002);

  4.
  Our definitive proxy statement on Schedule 14A filed on December 28, 2001; and

  5.
  The description of our common stock contained in Exhibit 99(a) to our Annual Report on Form 10-K for the fiscal year ended September 30, 1997.

        You may request free copies of these filings by writing or telephoning Investor Relations, Andrew Corporation, 10500 West 153rd Street, Orland Park, Illinois 60462, telephone (800) 232-6767, fax (708) 873-3530. We will not send exhibits to the filings, however, unless those exhibits have been specifically incorporated by reference.

        We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or (i) after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) after the date of this prospectus and prior to the closing of the offering made hereby. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC.

        You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provided you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, shares of common stock in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

Forward-Looking Information

        Some of the statements in this prospectus and in documents incorporated by reference constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, including the successful integration of our recent acquisition of Celiant Corporation, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward looking statements. In some cases, you can identify forward looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially because of market conditions in our industries or other factors. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. Unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update any of the forward-looking statements after the date of this prospectus to conform them to actual results. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" in this prospectus and any applicable prospectus supplement and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our most recent Form 10-K and subsequently filed Form 10-Qs (incorporated by reference in this prospectus) and similar sections in our future filings that we incorporated by reference in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

        We caution you that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. In addition, our estimates of future operating results are based on our current business, which is constantly subject to change as our strategy evolves.

The Company

        We are a multinational supplier of communications products and systems to worldwide commercial, industrial, and governmental customers. Our products are related to our core competency—the radio frequency (RF) path. We have unique technical skills and marketing strengths in developing products for RF systems. Our products are sold principally to four key markets: wireless infrastructure, fixed-line telecommunications, broadcast and government, and wireless accessories. The wireless infrastructure market is based on infrastructure for wireless communication providers, such as cellular and Personal Communications Service (PCS) providers. The fixed-line telecommunications network market is based on infrastructure for public telecommunication network operators and competitive service providers for voice, data, video and Internet service. The broadcast and government market is based on infrastructure systems for radio and television broadcasting, including digital TV, multichannel video and satellite delivered broadcast services, air traffic control, weather surveillance radar, and high frequency applications for government and commercial applications. The wireless accessories market is based on products such as mobile antennas for cellular, PCS, Specialized Mobile Radio (SMR) and paging services. This market also includes products such as hands-free solutions for mobile phones and wireless antennas and global positioning systems components sold to automotive manufacturers and suppliers.

        Our principal products include coaxial cables, connectors, cable assemblies and accessories, microwave antennas for point-to-point communication systems, television broadcasting antennas, special purpose antennas for commercial and government use, antennas and earth stations for satellite communication systems, cellular antenna products, power amplifiers, cellular telephone accessories, Global Positioning System (GPS) antennas and products, equipment shelters, radar system components and related ancillary items and services. These products are frequently sold as integrated subsystems and systems rather than as separate components. With the recent acquisition of Celiant Corporation we have become a leading merchant supplier of RF amplifiers in the U.S.

        We conduct manufacturing operations primarily from ten locations in the United States and from nine locations in other countries. Sales by non-U.S. operations and export sales from U.S. operations accounted for approximately 50% of our net sales in 2001, 50% in 2000 and 51% in 1999.

        We are a Delaware corporation. Our principal executive offices are located at 10500 West 153rd Street, Orland Park, Illinois 60462, and our telephone number is (708) 349-3300.

Risk Factors

        You should carefully consider the risks described below before making a decision to invest in our common stock. Some of the following factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations.

        If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

Our quarterly and annual operating results may vary, which could cause a decline in the price of our common stock.

        Historically, our quarterly and annual sales and operating results have fluctuated. We expect fluctuations to continue in the future. In addition to general economic and political conditions, the following factors affect our sales: the timing of significant customer orders; our inability to forecast future sales due to our just-in-time supply approach; changes in competitive pricing; wide variations in profitability by product line; variations in operating expenses; the timing of announcements or introductions of new products by us, our competitors or our respective customers; the acceptance of those products; relative variations in manufacturing efficiencies and costs; and the relative strength or weakness of international markets.

        Since our quarterly and annual sales and operating results vary, we believe that period-to-period comparisons are not necessarily meaningful, and you should not rely on those comparisons as indicators of our future performance. Due to the foregoing factors, it is possible that in some future quarter or quarters our revenues or operating results will not meet the expectations of the public stock market analysts or investors, which could cause the price of our common stock to decline.

The market price of our common stock is volatile, and you may not be able to resell shares of our common stock at or above the price you paid for them.

        We believe the price of our common stock fluctuates in response to our actual or anticipated quarterly and annual orders, sales, net income and cash flow; changes in general economic conditions; reliance on international markets; changes in analysts' expectations, estimates and recommendations; and news reports regarding us, our competitors and our markets. In addition, the U.S. stock market in general and telecommunications stocks in particular have been extremely volatile. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our actual operating performance. In addition, delays or postponements of wireless infrastructure deployments, including 3G technology, may adversely affect the price of our stock, regardless of whether such deployments have an actual impact on our orders or sales. We expect that the price of our common stock will fluctuate in the future, perhaps substantially.

Current economic and political conditions are uncertain.

        Conditions in the domestic and global economies are extremely uncertain. The terrorist attack in 2001, current conflicts in the Middle-East and the potential for future terrorist attacks have created many economic and political uncertainties that have severely impacted the global economy, and it is difficult for us to predict the long-term effects of these uncertainties on our business. Weak domestic and international economic conditions have had a material negative effect on the worldwide telecommunications industry. Since early 2001, the industry has experienced a significant decline in revenue and product orders. This decline has resulted, and may continue to result, in the reduction of capital expenditure budgets and the delay in product orders and, in turn, decreased demand for our products. While we are optimistic about long-term prospects, the rate at which the telecommunications industry improves is critical to our ability to improve our overall financial performance.

We continue to experience intense competition and pricing pressure, and if we are unable to compete successfully, we may lose market share.

        We believe that to be profitable in the future we must respond effectively to increased competitive pressure. The communications equipment industry is extremely competitive and is characterized by rapid technological change, new product development and product obsolescence, evolving industry standards and significant price erosion over the life of a product. Our growth depends significantly upon our ability to enhance our existing products and to introduce new products on a timely basis. We consider our principal competitive factors to include product quality and performance, service and support, pricing and proprietary technology. Over the past several years, in response to aggressive pricing practices by our competitors, we have significantly lowered prices for most of our products. In addition, the ongoing consolidation within the telecommunications industry has given our customers substantial purchasing power, which contributes to additional pricing pressure. If we are unable to compete successfully, we may lose market share. We expect that a significant loss in market share would have a material negative effect on our business, financial condition and operating results.

A substantial portion of our sales are outside the U.S., and conducting business in international markets involves risks and uncertainties that may impact our operating results.

        A significant portion of our sales are outside the U.S., and in recent years we have significantly increased our international manufacturing capabilities. We anticipate that international sales will continue to represent a substantial portion of our total sales and that continued growth and profitability will require further international expansion. Identifiable foreign exchange rate exposures result primarily from currency fluctuations, accounts receivable from customer sales, the anticipated purchase of products from affiliates and third-party suppliers and the repayment of intercompany loans with foreign subsidiaries denominated in foreign currencies. International business risks also include political and economic instability, tariffs and other trade barriers, longer customer payment cycles, adverse taxes, restrictions on the repatriation of earnings, expropriation or requirements of local or shared ownership, compliance with local laws and regulations, terrorist attacks, developing legal systems, reduced protection of intellectual property rights in some countries, cultural and language differences, and difficulties in managing and staffing operations. We believe that international risks and uncertainties could materially impact our future sales, financial condition and operating results.

Our inability to effectively integrate Celiant into our existing business or unexpected costs or difficulties associated with the acquired business could negatively impact us.

        Our recent acquisition of Celiant presents financial, managerial and operational challenges, which may divert some of management's attention from running our existing business. Celiant is a much larger business than those that we have previously acquired. We must pay particular attention to the integration of products, processes, personnel and culture, including: the response of the acquired business to integration into our organization; our ability to successfully manage the operations of the acquired business; and the profitability and growth of the acquired business.

        We may be unable to integrate Celiant's technology, operations and personnel successfully, which could negatively impact our business. Customer dissatisfaction or performance problems with the acquired business could also have a material adverse effect on our reputation and business. In addition, the acquired business could underperform relative to our expectations. We also could experience financial or other setbacks if the acquired business has problems or liabilities of which we are not aware or that are significantly more extensive that we anticipate.

The sales and profitability of our RF Power Amplifiers Group, which represents a significant portion of our business, are dependant upon our relationship with Lucent and on the availability of certain key components.

        With our acquisition of Celiant, our RF Power Amplifiers Group will account for a significant portion of our sales. The Group sells the vast majority of its products to one customer, Lucent Technologies Inc. We are party to a supply agreement with Lucent pursuant to which Lucent has committed to purchase from us at specified prices a minimum of $275 million of products in 2002, $350 million of products in 2003 and $425 million of products in 2004, subject to certain adjustments. The agreement is effective until August 31, 2006; however, after 2004 there are no firm commitments for orders. Lucent has indicated a desire to renegotiate the contract, and we have agreed to commence discussions in August 2002 to reach mutually beneficial terms. If such negotiations result in a reduction in Lucent's commitment or if Lucent were unable or unwilling to perform its obligations under that agreement, sales of our radio frequency (RF) power amplifiers would decline, which could result in decreased profits.

        In addition, our RF Power Amplifiers Group depends on single sources for certain key components, and a failure by any of these sources to provide components of sufficient quality and quantity on a timely and cost-efficient basis could cause a delay in shipments, which could result in delayed or lost revenues or customer dissatisfaction.

Our markets are characterized by rapid technological change and evolving industry standards.

        The markets in which we and our customers compete are characterized by rapidly changing technology, rapid product obsolescence, evolving industry standards, continuous improvements in products and services and significant price erosion over the life of the product. We believe that our future success depends on our ability to effectively anticipate and respond to changes in technology, customer needs and industry standards. Failure to anticipate changes, to adapt current products, to develop and introduce new products on a timely and cost-competitive basis or to gain market acceptance for new products would impair our competitiveness and could have a material negative impact on our business and operating results.

Our customers' spending patterns and ability to obtain financing affects demand for our products and, in turn, our sales and profitability.

        Demand for our products is influenced by our customers' spending patterns and ability to obtain financing. Our sales trends are impacted by customer spending on non-Andrew-provided infrastructure such as base station radios, software and switching equipment. Customer spending on new frequency spectrum licenses has resulted in delays in deployment of 3G technology, which, in turn, may cause fluctuations in sales of our wireless infrastructure products.

Consolidation in the telecommunications industry may impact our business.

        The telecommunications industry has experienced significant consolidation, and this trend is expected to continue. It is possible that we and one or more of our competitors each supply products to the companies that have merged or will merge. This consolidation could result in delays in purchasing decisions by merged companies or in us playing a decreased role in the supply of products to the merged companies.

Our failure to protect our intellectual property rights could negatively affect our business prospects and ability to compete effectively and, ultimately, our operating results.

        Others could obtain or use our intellectual property without our permission, develop equivalent or superior technology or claim that we have infringed on their intellectual property rights. We rely on a combination of patent, copyright, trademark and trade secret laws, and non-disclosure and non-competition agreements to protect our rights, but there can be no assurance that these measures will adequately protect our property rights or that our proprietary information will not otherwise become known or be independently developed by our competitors. We are dependent on our intellectual property rights as a whole; however, we do not believe that the loss of exclusivity with respect to any one right would have a significant negative impact on our business, financial condition or operating results. If a third party succeeded in making an infringement claim against us or our customers and either we are unable to license the technology on commercially reasonable terms or a "design around" is not practicable, our business, financial condition and operating results could suffer. In addition, we may initiate claims or litigation against third parties for infringement or to establish the validity of our proprietary rights, which could be costly and divert the efforts and attention of management, regardless of whether we are successful.

The loss of key personnel without adequate replacement could have a material adverse impact on our ability to sustain or grow our business.

        We believe that our future success significantly depends on our ability to attract, motivate and retain highly qualified management, technical and marketing personnel. The competition for these individuals is intense. From time to time, there may be a shortage of skilled labor, which may make it more difficult and expensive for us to attract, motivate and retain qualified employees. We believe our inability to do so could negatively impact our business, financial condition and operating results.

Our business may be affected by governmental regulation of the telecommunications industry.

        We are not directly regulated in the U.S., but many of our U.S. customers and the telecommunications industry generally are subject to Federal Communications Commission regulation. In overseas markets, there are generally similar governmental agencies that regulate our customers. We believe that regulatory changes could have a significant negative effect on our business and operating results by restricting our customers' development efforts, making current products obsolete or increasing competition.

        Our customers must obtain regulatory approvals to operate certain of our products. Any failure or delay by any of our customers to obtain these approvals would adversely impact our ability to sell our products. The enactment by governments of new laws or regulations or a change in the interpretation of existing regulations could adversely affect the market for our products. The increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for such products, generally following extensive investigation and deliberation over competing technologies. In the past, the delays inherent in this governmental approval process have caused, and may in the future cause, the cancellation or postponement of the deployment of new technologies. These delays could have a material adverse effect on our business, results of operations and financial condition.

Risks related to Arthur Andersen LLP

        Arthur Andersen LLP audited Celiant Corporation's financial statements for the period from March 9, 2001 through September 30, 2001 included in our Form 8-K/A filed on August 6, 2002 and incorporated by reference in this prospectus. Because Celiant's former engagement team leaders have since left Andersen, Andersen did not reissue its report on those financial statements, and a copy of a previously issued report was included in the Form 8-K/A. Andersen was convicted on June 15, 2002 of federal obstruction of justice arising from the government's investigation of Enron Corp. You may have no effective remedy against Andersen in connection with a material misstatement or omission in these financial statements, particularly in the event that Andersen ceases to exist or becomes insolvent as a result of the conviction or other proceedings against Andersen.

        Until our consolidated audited financial statements for the fiscal year ending September 30, 2003 become available during our first fiscal quarter of 2004, the SEC's current rules would require us to present or incorporate by reference audited financial statements of Celiant for the period Celiant was audited by Andersen. Prior to that time the SEC may cease accepting financial statements audited by Andersen, in which case we would be unable to access the public capital markets unless Ernst & Young LLP, our current independent accounting firm, or another independent accounting firm, is able to audit the financial statements originally audited by Andersen. Following the conviction of Andersen, the SEC issued a release stating that Andersen has informed the SEC that it will cease practicing before the SEC by August 31, 2002, unless the SEC determines another date is appropriate. Although the SEC has indicated that in the interim it will continue to accept financial statements audited by Andersen, there is no assurance that the SEC will continue to do so in the future. If the SEC declines to accept financial statements audited by Andersen prior to the filing of our Form 10-K for the fiscal year ending September 30, 2003, it could impede our access to the capital markets.

        Additionally, as a result of the departure of Celiant's former engagement team leaders, Andersen is no longer in a position to consent to the inclusion or incorporation by reference in any prospectus of their report on the above-referenced financial statements, and investors in this offering and any subsequent offerings for which we use their audit report will not be entitled to recovery against them under Section 11 of the Securities Act of 1933 for any material misstatements or omissions in those financial statements.

Use of Proceeds

        All of the proceeds from the sale of the common stock offered by this prospectus will go to the selling stockholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

Selling Stockholders

        We are registering all of the shares of common stock covered by this prospectus for reoffers and resales by certain of our stockholders who are former stockholders of Celiant Corporation. In the past three years, none of the selling stockholders has had a material relationship with us. As used in this prospectus, selling stockholders will refer to these individuals, along with any pledgees, donees, transferees or others who may later hold the selling stockholders' interests who are selling shares received after the date of this prospectus from a named selling stockholder as a gift, pledge, partnership distribution or other similar transfer. In addition, upon Andrew being notified by a selling stockholder that a pledgee, donee, transferee or other successor-in-interest intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed to the extent required by law.

        All of the shares offered by the selling stockholders have been acquired by them in connection with the merger of Celiant Corporation with and into our wholly owned subsidiary as partial consideration for the capital stock of Celiant Corporation owned by them prior to the merger.

        Gerald A. Poch, who is a Managing Director of Pequot Capital Management, Inc., which manages each of Pequot Private Equity Fund III, L.P., the Pequot Offshore Private Equity Partners III, L.P. and Pequot Endowment Fund, L.P. (the "Pequot Funds"), was, in connection with the acquisition of Celiant Corporation, elected as a member of our board of directors.

        Ralph E. Faison, who, in connection with the acquisition of Celiant Corporation, became our President and Chief Operating Officer and a member of our board of directors owns non-voting Class D units in the general partner of NV Partners II LP. Although he has no voting or investment power with respect to the Andrew common stock held by NV Partners II LP, in the event that NV Partners II LP were to sell all of its Andrew common stock, Mr. Faison would be entitled to receive the proceeds on approximately 260,000 shares.

        The following table sets forth information with respect to the number of shares of common stock beneficially owned by each of the selling stockholders as of August 14, 2002. As of August 14, 2002, there were 98,081,793 shares of common stock outstanding.

			Shares beneficially owned after the sale of shares covered by this prospectus(1)
	Shares beneficially owned prior to the sale of shares covered by this prospectus
Name of selling stockholder		Number of shares covered by this prospectus
			Number	Percent
NV Partners II LP	8,368,755	8,368,755	0	0
Funds Managed by Pequot Capital Management, Inc.(2)	6,926,444	6,926,444	0	0
John J. Mack	983,606	983,606	0	0
Total	16,278,805	16,278,805	0	0

(1)
Assumes all shares offered hereby are sold and no additional shares become beneficially owned.

(2)
Shares beneficially owned by Pequot Capital Management, Inc. represents 4,254,303 shares held of record by Pequot Private Equity Fund III, L.P., 599,719 shares held of record by Pequot Offshore Private Equity Partners III, L.P. and 2,072,422 shares held of record by Pequot Endowment Fund, L.P. Pequot Capital Management, Inc., which manages the Pequot Funds, holds voting and dispositive power for all shares held by the Pequot Funds. Gerald A. Poch, a Managing Director of Pequot Capital Management, Inc. and a member of our board of directors, may be deemed to beneficially own the securities held by the Pequot Funds and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

Plan of Distribution

        We will pay the costs and fees of registering the common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses (including all fees and expenses of their legal counsel) relating to the sale of the common stock.

        Subject to the limitations discussed below, the selling stockholders may sell the common stock on any national or international securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. These transactions may or may not involve brokers or dealers. In addition, the selling stockholders may sell some or all of their common stock through:

  •
  a block trade in which a broker-dealer may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

  •
  privately negotiated transactions.

        Pursuant to the terms of a Registration Rights Agreement entered into as of June 4, 2002 by and among us and the selling stockholders, until June 4, 2003, no selling stockholder may sell common stock in excess of the amount of common stock that such selling stockholder would be entitled to sell under subsection (e) of Rule 144 promulgated under the Securities Act. Generally, this means that each selling stockholder may sell, within any three-month period, the number of shares of Andrew common stock that does not exceed the greater of (1) 1% of our then outstanding common stock or (2) the average weekly trading volume of Andrew common stock during the four calendar weeks preceding the sale.

        When selling the common stock, the selling stockholders may enter into hedging transactions. For example, they may:

  •
  enter into transactions involving short sales of the common stock by broker-dealers;

  •
  sell the common stock short themselves and redeliver those shares to close out their short positions;

  •
  enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer, who will then resell or transfer the common stock under this prospectus; or

  •
  loan or pledge the common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the common stock may qualify as underwriters within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling stockholders qualify as underwriters, they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or agents in connection with the proposed sale of the common stock. If the selling stockholders notify us that they have entered into a material arrangement with an underwriter, broker-dealer or agent for the sale of the common stock, a supplement to this prospectus will be filed, if required pursuant to Rule 424(b) under the Securities Act.

        In addition to selling shares of their common stock under this prospectus, the selling stockholders may:

  •
  agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act;

  •
  transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

  •
  sell their common stock under Rule 144 of the Securities Act rather than under this prospectus, if they meet the criteria and conform to the requirements of Rule 144.

        We have informed the selling stockholders that the anti-manipulative provisions of Regulation M under the Exchange Act of 1934 may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

        We have agreed to indemnify the selling stockholders against certain liabilities arising in connection with this offering, including liabilities under the Securities Act, or to contribute to payments that the selling stockholders may be required to make in that respect.

        We will make copies of this prospectus available to selling stockholders and have informed them of the requirement for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

        Sales of a substantial number of shares of common stock by the selling stockholders, or the perception that sales could occur, could adversely affect the market price for shares of our common stock.

        There can be no assurance that the selling stockholders will sell any or all of their shares of common stock covered by this prospectus.

Legal Matters

        Gardner, Carton & Douglas, Chicago, Illinois, will pass upon the validity of the common stock offered by this prospectus. Attorneys of that firm participating in the preparation of this prospectus owned 37,000 shares of Andrew common stock as of August 14, 2002.

Experts

        The consolidated financial statements of Andrew Corporation incorporated by reference in Andrew Corporation's Annual Report (Form 10-K) for the year ended September 30, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Lucent Technologies Inc.'s FreshStart Amplifier Venture ("FreshStart") incorporated in this prospectus by reference to Andrew Corporation's Current Report on Form 8-K/A dated August 6, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to FreshStart's basis of presentation as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Celiant Corporation for the period from March 9, 2001 through September 30, 2001 included in our Form 8-K/A filed on August 6, 2002 and incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent accountants, as indicated in their report with respect thereto. Andersen did not reissue its report on those financial statements, and a copy of a previously issued report was included in the Form 8-K/A. Andersen has not consented to the use of such report or to any reference made to their firm in this registration statement. You may have no effective remedy against Andersen in connection with a material misstatement or omission in these financial statements. You should refer to "Risk Factors—Risks related to Arthur Andersen LLP" for more information.

PART II
Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby. All of such expenses, except the SEC registration fee, are estimated.

Securities and Exchange Commission registration fee	$12,161
Legal fees and expenses	25,000
Accountants' fees	15,000
Printing expenses	5,000
Miscellaneous	2,839
Total	$60,000

Item 15. Indemnification of Directors and Officers

Limitation on Liability of Directors

        Section 145 of the Delaware General Corporation Law ("DGCL") generally permits a Delaware corporation to indemnify officers, directors, employees or agents of the corporation if they are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Our Certificate of Incorporation provides that we shall, subject to certain limitations, indemnify our directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

        Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. DGCL Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Our Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

Item 16. Exhibits

        See Index to Exhibits.

Item 17. Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

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    (ii)
    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orland Park and State of Illinois on the 19th day of August 2002.

ANDREW CORPORATION (Registrant)
/s/ Charles R. Nicholas Charles R. Nicholas Vice Chairman and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Floyd L. English, Charles R. Nicholas and Gregory F. Maruszak and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 19th day of August 2002.

/s/ Floyd L. English Floyd L. English Chairman and Chief Executive Officer Director	/s/ Charles R. Nicholas Charles R. Nicholas Vice Chairman and Chief Financial Officer Director
/s/ Ralph E. Faison Ralph E. Faison President, Chief Operating Officer Director	/s/ Gregory F. Maruszak Gregory F. Maruszak Vice President, Finance and Administration and Chief Accounting Officer
John G. Bollinger Director	/s/ Thomas A. Donahoe Thomas A. Donahoe Director

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/s/ Jere D. Fluno Jere D. Fluno Director	/s/ William O. Hunt William O. Hunt Director
/s/ Gerald A. Poch Gerald A. Poch Director	/s/ Glen O. Toney Glen O. Toney Director
/s/ Dennis L. Whipple Dennis L. Whipple Director

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Index to Exhibits

Exhibit	Description
4.1	Registration Rights Agreement dated as of June 4, 2002 between Andrew Corporation and each of the stockholders named therein.
4.2	Note Agreement dated September 1, 1990, incorporated herein by reference from our Form 10-K for the fiscal year ended September 30, 1992 (SEC File No. 000-09514)
4.3	First Amendment to Note Agreement dated September 1, 1990, incorporated herein by reference from our Form 10-K for the fiscal year ended September 30, 1992 (SEC File No. 000-09514)
4.4	Stockholders Rights Agreement dated November 14, 1996, incorporated herein by reference from our Form 8-K dated November 14, 1996 (SEC File No. 000-09514)
5.1	Opinion of Gardner, Carton & Douglas.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Gardner, Carton & Douglas (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page).

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QuickLinks

Table of Contents
About This Prospectus
Where You Can Find More Information
Forward-Looking Information
The Company
Risk Factors
Use of Proceeds
Selling Stockholders
Plan of Distribution
Legal Matters
Experts
PART II Information Not Required In Prospectus
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
Index to Exhibits